Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

FG Group Holdings Inc.

Charlotte, North Carolina

We consent to the incorporation by reference in the Registration Statement on Form S-3 (File No. 333-238757) and the Registration Statements on Form S-8 (File No. 333-03849, No. 333-116739, No. 333-139177, No. 333-153408, No. 333-218770, No. 333-169115, No. 333-196019, No. 333-207921, and No. 333-235552) of FG Group Holdings Inc. (formerly, Ballantyne Strong, Inc.) (the “Company”) of our report dated March 16, 2023, relating to our audits of the Company’s consolidated financial statements as of December 31, 2022 and 2021, and for each of the years then ended, included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

/s/ Haskell & White LLP
HASKELL & WHITE LLP

Irvine, California

March 16, 2023